FORM N-18F-1
               [As adopted in Release No. IC-6561, June 14, 1974.]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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      NOTIFICATION  OF  ELECTION  PURSUANT  TO RULE 18F-1  UNDER THE  INVESTMENT
COMPANY ACT OF 1940.
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                             THE LEGACY FUNDS, INC.
                         ------------------------------
                            Exact Name of Registrant





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                            NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant caused this notification of election to be duly executed on its behalf in the city of New York and the state of New York on the 9th day of November, 1999.


                           Signature  THE LEGACY FUNDS, INC.
                                      -----------------------------------------
                                      (Name of Registrant)

                                  By  /s/ ROBERT E. BELKNAP
                                      -----------------------------------------
                                      Robert E. Belknap


                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                      -----------------------------------------
                                      (Title)


Attest:

   By /S/ ELIZABETH LARSON
      ------------------------
      Elizabeth Larson


      ASSISTANT SECRETARY
      ------------------------
      (Title)